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                                                                      Exhibit 16


                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]
                              [DETROIT, MICHIGAN]


July 14, 1999

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the two paragraphs under the heading "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in Amendment No. 1 to Registration Statement No. 333-76841 of PN Holdings, Inc. We agree with the statement in the third sentence of the first paragraph and with the statements in the second paragraph. We have no basis on which to agree or disagree with the first two sentences of the first paragraph.

Yours truly,

DELOITTE & TOUCHE LLP